Exhibit 10.2

[Execution Version]

PFAS INSURANCE PROCEEDS

MEMORANDUM OF UNDERSTANDING

This binding memorandum of understanding (together with the exhibits hereto, this “MOU”) is made and entered into this 3rd day of August, 2025, by and among The Chemours Company (“Chemours”), Corteva, Inc. (“Corteva”) and DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.) (“DuPont”). “Party” or “Parties” means Chemours, Corteva or DuPont, individually or collectively, as the case may be.

WHEREAS, Chemours and E. I. du Pont de Nemours and Company (“EID”) entered into a Separation Agreement, dated as of June 26, 2015, as amended by that certain Amendment Number 1, dated as of August 24, 2017 (the “Chemours Separation Agreement”), pursuant to which EID completed the spin-off to its stockholders of Chemours on July 1, 2015;

WHEREAS, Chemours, Corteva, EID and DuPont entered into a Memorandum of Understanding on January 22, 2021, in respect of certain matters related to per and poly fluoroalkyl substances (“PFAS”) related claims (the “PFAS MOU”);

WHEREAS, the Parties desire to enter into an understanding regarding the treatment of certain insurance proceeds receivable for PFAS related claims as set forth in Exhibit A hereto;

WHEREAS, concurrently with or shortly after entering into this MOU, the Parties intend to agree upon and announce a settlement of certain litigations with the State of New Jersey, to be documented in a proposed Judicial Consent Order;

NOW THEREFORE, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Binding Nature; Definitive Agreements. The Parties acknowledge and agree that the terms and conditions contained in this MOU, including the Term Sheet set forth on Exhibit A hereto, are intended to constitute a binding agreement (collectively, the “Agreement”), containing all essential business and legal terms and conditions necessary and sufficient to memorialize the Agreement as contemplated hereby. For purposes of interpreting and enforcing the terms of this MOU, in the event of any inconsistency between the terms of this MOU, on the one hand, and the terms of the Chemours Separation Agreement or the PFAS MOU, on the other hand, this MOU shall control.

2.	Confidentiality.

(a)            The Parties agree that the terms and conditions of this MOU, which shall remain confidential to the fullest extent permissible under the law and shall not be disclosed without written consent of each of the other Parties, except: (i) the disclosure contemplated by Section 6, (ii) to the extent required by law, court order, subpoena, civil investigative demand, administrative rule, regulation or reporting standard; (iii) to the Parties’ directors, officers, employees, affiliates, attorneys, insurers, auditors, accountants, trustees, and/or advisors on a need-to-know basis in the reasonable judgment of the disclosing Party, and only after each such person or entity to whom disclosure is to be made has been informed of the confidentiality terms of this MOU or (iv) if necessary in the reasonable judgment of the disclosing Party, to enforce, defend, or litigate any provision of this MOU.

(b)            In the event that a Party becomes aware that disclosure may be required pursuant to the foregoing clause (ii) of Section 2(a) (a “Required Disclosure”), the Party shall give the other Parties prior written notice with respect to such potential Required Disclosure as soon as practicable upon becoming aware of the reasonable possibility of such Required Disclosure to give the non-disclosing Parties the opportunity to seek a protective order. Notice need not be given in matters involving all Parties, and notice of the fact of and basis for the Required Disclosure shall be sufficient (i.e., a Party does not have to report on activities to comply with the Required Disclosure), provided that such Party provides sufficient detail regarding the proposed timing of the Required Disclosure to enable the other Parties to seek a protective order.

3.	Entire Agreement; Amendment. This MOU constitutes the entire agreement between the Parties concerning the subject matter of this MOU and supersedes all prior negotiations, discussions, understandings, representations or agreements of any sort whatsoever, whether oral or written, relating thereto. This MOU may be amended or modified only by a writing executed by the Parties.

4.	Definitions. Capitalized terms used in this MOU and not otherwise defined herein shall have the meanings given to them in Exhibit A.

5.	No Other Changes; Effect of Amendment. Except as set forth in this MOU, all of the terms of the Chemours Separation Agreement and the PFAS MOU shall remain in full force and effect.

6.	Publicity and Public Filings. Each of the Parties may make a filing on Form 8-K or comparable disclosure made in a Form 10-Q with the SEC, which shall include as exhibits thereto this MOU (including Exhibit A) and a mutually agreed press release and summary (the “Agreed Materials”) of the material terms and conditions of this MOU. Each Party will have a reasonable opportunity to review and comment on the other terms of each other Party’s filing on Form 8-K or comparable disclosure made in a Form 10-Q to the extent related to this MOU. From and after the date hereof, unless otherwise permitted by Section 2, neither Party shall issue any other press release relating to the subject matter of this MOU, or make any other public statement, that is inconsistent with the content of the Agreed Materials, in each case, without the prior written consent of the other Parties, and shall not issue any such press release or make any such public statement prior to obtaining such consent. Without limitation to the foregoing, the Parties shall give each other a reasonable opportunity to review and comment upon the portion of any press release, talking points or public statement that references this MOU or any of its provisions, and each Party shall consider in good faith any such comments made by any other Party. For the avoidance of doubt, any Party may make additional consistent disclosure regarding the MOU for explanatory purposes that is deemed necessary by such Party, subject only to the other Party’s opportunity to review as set forth herein (which shall be deemed to have been satisfied if the other Party shall have previously reviewed and consented, in accordance with the terms hereof, to materials substantially the same in substantive content as such disclosure in circumstances that are substantially the same). Notwithstanding the foregoing, any Party may publicly disclose information to the extent required by law, court order, subpoena, civil investigative demand, administrative rule, regulation, or reporting standard without liability hereunder; provided that such Party comply with Section 2(b) of this MOU and shall give the other Parties a reasonable opportunity to review and comment upon such disclosure and shall consider in good faith any such comments made by any other Party.

7.	Representations and Warranties. Each Party hereby represents and warrants to the other Parties as follows:

7.1	Organization. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers required to enter into this MOU.

7.2	Due Authorization.

(a)	The execution, delivery and performance by such Party of this MOU are within the organizational powers of such Party and have been duly authorized by all necessary organizational action on the part of such Party.

(b)	Assuming due authorization, execution and delivery by each other Party hereto, this MOU constitutes a valid, binding and enforceable agreement of such Party, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

7.3	Non-Contravention. The execution, delivery and performance by such Party of this MOU does not and will not (i) violate, conflict with or result in a breach of the certificate of incorporation, bylaws or any equivalent organizational documents of such Party (as applicable), (ii) violate any law applicable to such Party or by which any property or asset of such Party is bound or affected or (iii) require any consent or other action by any person under, conflict with, result in any violation or breach of, constitute a default (or event with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party or to a loss of any benefit to which such Party is entitled under any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, franchise or other instrument, obligation or understanding, whether written or oral to which such Party is a party or by which such Party or any of its property or assets is bound or affected.

7.4	Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 7, such Party hereby expressly disclaims any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to such Party.

8.	Incorporation of Miscellaneous Provisions. The terms and conditions of Article VIII (subject to and as modified by the terms of this MOU, including the provisions included under “Dispute Resolution” in Exhibit A hereto) and Sections 10.3, 10.8, 10.9, 10.14, 10.16, 10.17, 10.19, 10.20, 10.22 and 10.23 of the Chemours Separation Agreement are hereby incorporated herein, mutatis mutandis.

IN WITNESS WHEREOF, the Parties or their authorized agents or representatives are executing this MOU as of the day and year first written above.

The Chemours Company

By:	/s/ Kristine M. Wellman
Name:	Kristine M. Wellman
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Memorandum of Understanding]

Corteva, Inc.

By:	/s/ Cornel B. Fuerer
Name:	Cornel B. Fuerer
Title:	Senior Vice President, Chief Legal and Public Affairs Officer, Secretary

[Signature Page to Memorandum of Understanding]

DuPont de Nemours, Inc.

By:	/s/ Erik T. Hoover
Name:	Erik T. Hoover
Title:	Senior Vice President and General Counsel

[Signature Page to Memorandum of Understanding]

Exhibit A

PFAS Insurance Proceeds

Summary of Terms

The following term sheet (this “Term Sheet”) sets forth the terms and conditions under which Corteva and DuPont will acquire from Chemours its rights to certain liability insurance proceeds that are anticipated to be recovered in the future by the Parties on account of certain PFAS-related liabilities and would otherwise be allocable to Chemours pursuant to its rights to coverage under the historical EID liability policies listed on Schedule B hereto (the “Policies”) under the Chemours Separation Agreement and related arrangements (the “Transaction”).

Category	Summary of Terms
Transaction Overview

Chemours, DuPont and Corteva (including through its subsidiary EIDP) each have existing rights in the proceeds from the Policies for PFAS-related liabilities. Chemours shall assign to Corteva and DuPont all of its rights to receive its portion of the insurance proceeds (approximately $375 million) pursuant to the Policies on terms set forth below (the “Assignment”).

Notwithstanding the foregoing, for all other purposes under the Chemours Separation Agreement and the Separation and Distribution Agreement, dated as of April 1, 2019, by and among Corteva, Dupont and Dow Inc., as modified, amended and/or supplemented (the “2019 Separation Agreement”), each of Chemours, DuPont and Corteva shall be deemed to have received its allocation of the proceeds of the Policies without giving any effect to the Assignment.

All references in this Term Sheet to Corteva receiving insurance proceeds shall be deemed to include, where appropriate, the receipt of insurance proceeds through its subsidiary EIDP.

Purchase Price	$150 million in cash consideration (the “Fixed Purchase Price”) plus all CC Proceeds (as defined below) in excess of the Accrued Fee (the “Contingent Purchase Price”). Payment of the Fixed Purchase Price shall be subject to the Transaction Terms and Conditions.

Category	Summary of Terms
Treatment of Future Insurance Proceeds Received in Respect of PFAS-related Liabilities	DuPont and Corteva together shall be entitled to receive 100% of the future insurance proceeds actually recovered under the Policies by any or all of the Parties up to $300 million in the aggregate (with Corteva entitled to receive 29% of such amount and DuPont entitled to receive 71% of such amount). To the extent that the insurance proceeds actually recovered under the Policies exceed $300 million in the aggregate, (a) 50% of such excess proceeds recovered shall be “CC Proceeds”, from which first DuPont and Corteva will be entitled to receive 100% of the Accrued Fee recovered under the Policies (with Corteva entitled to receive 29% of such amount and DuPont entitled to receive 71% of such amount), and thereafter (for all recoveries of CC Proceeds above the Accrued Fee) Chemours shall be entitled to receive 100% of such CC Proceeds and (b) Corteva and DuPont together shall be entitled to receive the other 50% of such excess proceeds recovered (with Corteva entitled to receive 29% of such amount and DuPont entitled to receive 71% of such amount). The Accrued Fee shall be the applicable amount set forth on Schedule A hereto. The Parties will continue to cooperate in good faith in collection efforts and to bear collection costs in accordance with their percentages under the PFAS MOU, as in the past, and the recoveries and associated shares for each Party will be determined without taking into account such collection costs.

Category	Summary of Terms
Transaction Terms and Conditions

The Transaction shall be subject to the following terms and conditions:

1.     The Transaction shall be conditioned on achieving a binding settlement in the litigation with the State of New Jersey, pursuant to a final and effective Judicial Consent Order (meaning such Judicial Consent Order is entered by the court and no longer subject to appeal) with respect to such settlement (the “NJ Settlement”), and the Parties hereby agree that the NJ Settlement will qualify for funding from the PFAS MOU escrow account.

2.     The Fixed Purchase Price (a) shall be funded by Corteva and DuPont on the date that the court enters the Judicial Consent Order for the NJ Settlement (such date, the “Funding Date”) (provided, however, that if the Judicial Consent Order does not thereafter become final and effective, DuPont and Corteva shall be entitled to return of the portion of the Fixed Purchase Price previously paid to New Jersey in accordance with the refund provisions of the Judicial Consent Order and this MOU shall thereafter terminate), (b) shall be held in a separate escrow account, which shall be governed by an escrow agreement between and agreed by Corteva and DuPont, (c) shall only be paid (and released by Corteva and DuPont from escrow) as needed solely to contribute to funding Chemours’ share of the NJ Settlement (with each such payment completing the assignment of a pro rata portion, based on the total $150 million Fixed Purchase Price, of the total Assignment of $375 million of insurance proceeds) and (d) as so released shall be deemed credited by Corteva and DuPont against the PFAS MOU escrow account for Chemours’ account (e.g., the credited amounts for each year shall count towards Chemours’ PFAS MOU escrow funding obligations for that year up to its required contribution for that year). DuPont’s and Corteva’s NJ Settlement payments shall be deemed credited by Chemours against the PFAS MOU escrow account for DuPont’s and Corteva’s accounts (e.g., the credited amounts each year shall count towards their respective PFAS MOU escrow funding obligations for that year up to their respective required contributions for that year). For the avoidance of doubt, if the NJ Settlement is finalized and announced before the 2025 escrow funding date under the PFAS MOU but not yet paid because of the notice and comment period or otherwise, the Parties agree that each of Chemours’, DuPont’s and Corteva’s 2025 escrow funding obligations will be suspended until either release of the Fixed Purchase Price in payment of the NJ Settlement (which released amount, in the case of Chemours, will then count toward Chemours’ PFAS MOU escrow funding obligations per above) or rejection/termination of the NJ Settlement. Corteva and DuPont will instruct the escrow agent to release the Fixed Purchase Price (together with any interest thereon) at the times and in accordance with the terms of the NJ Settlement in order to fund Chemours’ payment obligations thereunder, provided that Chemours is in compliance with the NJ Settlement. If Chemours does not comply with the NJ Settlement or otherwise rejects its obligations under the NJ Settlement, Corteva and DuPont shall be entitled to use any Fixed Purchase Price remaining in the escrow account to satisfy Chemours’ defaulted obligations under the NJ Settlement.

3.     Any 8-K or comparable disclosure made in a Form 10-Q filing made in connection with the Transaction shall be agreed by the Parties in accordance with Section 6 of the MOU.

4.     Chemours’ CFO will provide DuPont and Corteva CFOs a confidential financial update on a quarterly basis, consistent with the collaboration contemplated under the PFAS MOU, provided that this information sharing shall be subject to information sharing protocols due to Chemours’ status as a public reporting company, each as reasonably agreed by the Parties.

Category	Summary of Terms
Confidentiality	No public disclosures regarding the Transaction without the consent of the Parties, unless required by law and in accordance with Sections 2 and 6 of the MOU.
Dispute Resolution	Any dispute arising out of or in connection with the Transaction shall be resolved in the same manner contemplated under Article VIII of the Chemours Separation Agreement.
Other Terms	The Assignment is a transaction solely among the Parties to allocate the ownership of proceeds that are expected to be receivable under the Policies in respect of realized insured losses by the Parties; nothing in the MOU and this Term Sheet is intended to alter the rights of Chemours, Corteva and/or DuPont with respect to the insurers under the Policies to obtain insurance proceeds under the Policies for their respective PFAS-related liabilities, and no such insurer shall be a third-party beneficiary of this Transaction.

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